Exhibit 10.2

CHANGE IN CONTROL AND NONCOMPETITION AGREEMENT

THIS CHANGE IN CONTROL AND NONCOMPETITION AGREEMENT (the “Agreement”) is dated as of             , 2013 (the “Effective Date”), between Prologis, Inc., a Maryland corporation (the “Company”), and              (the “Executive”).

WHEREAS, the Company and the Executive are current parties to a [Change in Control and Noncompetition Agreement] [Executive Protection Agreement], as amended (the “Prior Agreement”), that expired by its terms on June 30, 2013; and

WHEREAS, the parties desire to enter into a new agreement which will become effective on the Effective Date provided that the Executive remains employed by the Company and its affiliates on the Effective Date.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, it is hereby agreed by and between the parties as follows:

1. TERM OF AGREEMENT

The “Term” of this Agreement shall commence on the Effective Date and shall terminate on December 31, 2014; provided, however, that commencing on January 1, 2015 and each January 1 thereafter, the Term of this Agreement shall be automatically extended for one additional year unless, not later than the preceding September 30 either party shall have given notice that such party does not wish to extend the Term; and provided, further, that if a Change in Control (as defined in Section 2) occurs during the original or extended term of this Agreement, the Term of this Agreement shall continue in effect until the end of the twenty-fourth (24th) calendar month after the calendar month in which the Change in Control occurs, at which time it will expire.

2. DEFINITIONS

In addition to capitalized terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms shall have the following meanings:

(a) “Cause” shall mean:

(i) the willful and continued failure by the Executive to substantially perform his duties with the Company or any of its affiliates after written notification by the Company or affiliate;

(ii) the willful engaging by the Executive in conduct which is demonstrably injurious to the Company or any of its affiliates, monetarily or otherwise; or

(iii) the engaging by the Executive in egregious misconduct involving serious moral turpitude.

For purposes hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action was in the best interest of the Company and its affiliates.

(b) A “Change in Control” shall be deemed to be the first to occur of the following events which occur after the Effective Date:

(i) the consummation of a transaction, approved by the stockholders of the Company, to merge the Company with or into or consolidate the Company with another entity or sell or otherwise dispose of all or substantially all of its assets or the stockholders of the Company adopt a plan of liquidation, provided, however, that a Change in Control shall not be deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which 50% or more of the beneficial ownership of the voting power of the Company, the surviving corporation or corporation directly or indirectly controlling the Company or the surviving corporation, as the case may be, is held by the same persons (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of the Company immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of the Company may be a new holder of such beneficial ownership; or

(ii) the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of the Company is acquired, other than from the Company, by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar equity plan of the Company); or

(iii) at any time during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors still in office at the time of such election or nomination who were directors at the beginning of such period).

(c) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Covered Termination” shall mean the Executive’s termination of employment with the Company and its affiliates which occurs during the Employment Period, other than a termination that is (i) because of the Executive’s death or Disability, (ii) by the Company (or any of its affiliates) for Cause or (iii) by the Executive other than for Good Reason. For the avoidance of doubt, in the event the Executive’s employment is terminated for any reason prior to the Employment Period, the Executive’s termination shall not be considered a Covered Termination for purposes of this Agreement.

(f) “Date of Termination” shall mean the date on which the Executive’s employment with the Company and its affiliates terminates for any reason, subject to the following:

(i) if the Executive’s employment is terminated by his death, the Date of Termination shall be the date of his death;

(ii) if the Executive’s employment is terminated by reason of his Disability, the Date of Termination shall be the date specified in a Notice of Termination from the Company (or any of its affiliates) to the Executive following the Company’s (or any of its affiliate’s) receipt of the opinion of the physician referred to in the definition of “Disability” set forth herein; or

(iii) if the Executive’s employment is terminated by the Company (or any of its affiliates) or by the Executive for any reason other than death or Disability, the Date of Termination shall be date specified in the Notice of Termination;

provided, that, if within fifteen (15) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties, or otherwise; provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. If the Executive becomes employed by the entity into which the Company (or any of its affiliates) is merged, or the purchaser of substantially all of the assets of the Company (or any of its affiliates), or a successor to such entity or purchaser, the Executive shall not be treated as having terminated employment for purposes of this Agreement until such time as the Executive terminates employment with the merged entity or purchaser (or successor) and its affiliates, as applicable. If the Executive is transferred to employment with or among the Company or any of its subsidiaries or affiliates (regardless of whether before, on, or after a Change in Control), such transfer shall not constitute a termination of employment for purposes of this Agreement.

(g) “Disability” shall mean the Executive’s physical or mental disability or infirmity which, in the opinion of a competent physician selected by the Board, renders the Executive unable to perform properly his duties as an employee of the Company or any of its affiliates, and as a result, the Executive is unable to perform such duties for six (6) consecutive calendar months or for shorter periods aggregating one hundred and eighty (180) business days in any twelve (12) month period, but only to the extent that such definition does not violate the Americans with Disabilities Act.

(h) “Employment Period” shall mean the period commencing on the date of a Change in Control and ending on the last day of the Term of this Agreement as determined under Section 1.

(i) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(j) “Good Reason” shall mean, without the Executive’s express written consent, the occurrence on or after a Change in Control of any of the following circumstances unless such circumstances are fully corrected as specified in the Notice of Termination in accordance with the terms and conditions in this Agreement (each, a “Good Reason Condition”):

(i) the assignment to the Executive of any duties inconsistent with the position in the Company and its affiliates that the Executive held immediately prior to the Change in Control that results in a material diminution in the Executive’s authority, duties or responsibilities, a significant adverse alteration in the nature or status of the Executive’s responsibilities or the conditions of the Executive’s employment from those in effect immediately prior to the Change in Control that results in a material diminution in the Executive’s authority, duties or responsibilities, or any other action by the Company or any of its affiliates that results in a material diminution in the Executive’s position, authority, duties or responsibilities from those in effect immediately prior to the Change in Control;

(ii) a material reduction in the Executive’s annual base compensation as in effect on the Change in Control;

(iii) (1) the relocation of the Company’s or its affiliate’s offices at which the Executive is principally employed immediately prior to the Change in Control (the “Principal Location”) to a location more than fifty (50) miles from such location or (2) the Company or any of its affiliates requiring the Executive, without the Executive’s written consent, to be based anywhere other than the Principal Location, except for required travel on the Company’s and its affiliates’ business to an extent substantially consistent with the Executive’s business travel obligations prior to the Change in Control; provided, however, that with respect to clause (2), such change constitutes a material change in geographic location;

(iv) the failure by the Company or any of its affiliates to pay to the Executive any portion of the Executive’s compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company or any of its affiliates within seven (7) days of the date such compensation is due;

(v) the failure by the Company or any of its affiliates to continue in effect any material compensation or benefit plan or practice in which the Executive is eligible to participate on the Change in Control (other than any equity based plan), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company or any of its affiliates to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed at the time of the Change in Control; or

(vi) any other action or inaction that constitutes a material breach by the Company or any of its affiliates of this Agreement;

provided, however, that the Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(k) “Notice of Termination” shall have the meaning set forth in Section 3.

(l) “Prior Plan” means ProLogis 2006 Long-Term Incentive Plan, and The Amended and Restated 2002 Stock Option and Incentive Plan of AMB Property Corporation.

(m) “Severance Multiplier” shall mean two (2).

(n) “Term” shall have the meaning set forth in Section 1.

3. NOTICE OF TERMINATION

Any termination of the Executive’s employment by the Company (or any of its affiliates) or the Executive pursuant to this Agreement shall be communicated by written notice of termination to the other party (the “Notice of Termination”). The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. In order to resign for Good Reason, the Executive must provide written notice to the Company of the existence of the Good Reason Condition within ninety (90) days of the initial existence of such Good Reason Condition. Upon receipt of such notice of the Good Reason Condition, the Company and its affiliates will have a period of thirty (30) days during which it may remedy the Good Reason Condition and not be required to provide for the payments and benefits described herein as a result of such proposed resignation due to the Good Reason Condition specified in the Notice of Termination. If the Good Reason Condition is not remedied within such thirty (30)-day period, the Executive may resign for Good Reason based on the Good Reason Condition specified in the Notice of Termination, provided that such resignation must occur within six months after the initial existence of such Good Reason Condition.

4. COMPENSATION UPON TERMINATION REGARDLESS OF A CHANGE IN CONTROL

4.1 Death. Whether or not there is a Change in Control, if the Executive’s employment shall be terminated due to the Executive’s death, the Company shall (or shall cause one of its affiliates to) pay monthly to the Executive’s estate for a period equal to one (1) year following the Date of Termination in amount equal to the difference (but not less than zero) between (a) the sum of: (i) one-twelfth of the Executive’s annual base compensation as in effect on the Date of Termination plus (ii) one-twelfth of any bonus at the most recent annual amount received, or entitled to be received, by the Executive for the most recent annual period minus (b) one-twelfth of the lump sum present value (determined based on reasonable actuarial assumptions) of any death benefit paid (or reasonably expected to be payable) by the Company (or any of its affiliates) or attributable to contributions of the Company and its affiliates to, on behalf of or with respect to the Executive’s estate, heirs or successors. At the Executive’s estate’s expense, the Executive’s spouse and children shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

4.2 Disability. Whether or not there is a Change in Control, if the Executive’s employment shall be terminated by reason of Disability, the Company shall (or shall cause one of its affiliates to) pay to the Executive a single payment in an amount equal to the difference (but not less than zero) between (a) the sum of: (i) the Executive’s annual base compensation as in effect on the Date of Termination plus (ii) an amount equal to the annual bonus received, or entitled to be received, by the Executive for the most recent annual period minus (b) the lump sum present value (determined based on reasonable actuarial assumptions) of any disability benefit paid (or reasonably expected to be payable) by the Company (or any of its affiliates) or attributable to contributions of the Company and its affiliates based on the Executive’s Disability. Such payment shall be paid within thirty (30) days following the Date of Termination due to Disability and such payment shall be in addition to any disability insurance payments to which the Executive is otherwise entitled. At the Executive’s own expense, the Executive and the Executive’s spouse and children shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

5. OBLIGATIONS AND COMPENSATION FOLLOWING A CHANGE IN CONTROL

5.1 Employment After a Change in Control. If the Executive is in the employ of the Company and its affiliates on the date of a Change in Control, the Company hereby agrees to (or shall cause one of its affiliates to) continue the Executive in its employ for the Employment Period. During the Employment Period, the Executive shall hold such position with the Company and its affiliates and exercise such authority and perform such executive duties as are commensurate with his position, authority and duties immediately prior to the Employment Period (without reduction thereof in anticipation of a Change in Control unless consented to by the Executive) and he shall devote his full business time exclusively to the executive duties of his position and perform such duties faithfully and efficiently.

5.2 Compensation During Employment Period. During the Employment Period, the Executive shall be compensated as follows:

(a) The Executive shall receive an annual salary which is not less than his annual salary immediately prior to the Employment Period, payable in accordance with the normal payroll practices of the Company (or its applicable affiliate).

(b) The Executive shall be entitled to participate in annual cash-based incentive compensation plans which, in the aggregate, provide bonus opportunities which are not materially less favorable to the Executive than the greater of (i) the opportunities provided by the Company or its affiliates for executives with comparable levels of responsibility as in effect from time to time; and (ii) the opportunities provided to the Executive under all such plans in which he was participating prior to the Employment Period, which bonuses shall be paid in accordance with the terms of the applicable bonus arrangement.

(c) The Executive shall be eligible to participate in other incentive compensation plans and other employee benefit plans on a basis not materially less favorable to the Executive than that applicable to other executives of the Company or its affiliates with comparable levels of responsibility as in effect from time to time.

5.3 Compensation Upon Termination During Employment Period. If the Date of Termination occurs during the Employment Period as the result of a Covered Termination then, in addition to his base compensation and any bonus then payable through the Date of Termination and, at the Executive’s own expense, any continuation of health insurance coverage rights under any applicable law, the Executive shall be entitled to the payments and benefits described in Sections 5.3(a) through (f) below:

(a) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall (or shall cause one of its affiliates to) pay as severance pay to the Executive a lump sum payment in cash within thirty (30) days after the Date of Termination equal to the sum of the following:

(i) the Severance Multiplier multiplied by the Executive’s annual base compensation as in effect as of the Date of Termination or immediately prior to the Change in Control, whichever is greater; and

(ii) the Severance Multiplier multiplied by the target bonus that the Executive is eligible to receive for the year in which the Date of Termination occurs.

(b) If the Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, then the Company shall (or shall cause one of its affiliates to) pay to the Executive a lump sum payment in cash within sixty (60) days after the Date of Termination in an amount equal to (i) the monthly applicable premium (as defined under COBRA) for the form and level of COBRA coverage elected by the Executive (determined on the Date of Termination) multiplied by (ii) twenty four (24).

(c) The Company shall (or shall cause one of its affiliates to) pay to the Executive a lump sum payment in cash, within thirty (30) days after the Date of Termination, in an amount equal to (i) the Severance Multiplier multiplied by (ii) the matching or profit contributions, if any, to which the Executive would have been entitled under the 401(k) Plan of the Company and its affiliates (the “Company’s 401(k) Plan”), determined under the terms of the 401(k) Plan on the Date of Termination, had he contributed an amount equal to the maximum limitations under Sections 402(g) and 414(v) (if applicable to the Executive) of the Code to the Company’s 401(k) Plan for the year in which the Date of Termination occurs (regardless of whether or to what extent the Executive actually made any contributions to, or received matching or profit sharing contributions under the Company’s 401(k) Plan, for the year in which the Date of Termination occurs).

(d) As of the Date of Termination, the Executive shall be fully vested in all benefits accrued under the Prologis, Inc. Nonqualified Deferred Compensation Plan (or any successor thereto) (the “Deferred Compensation Plan”), other than deferrals relating to equity awards deferred under the Deferred Compensation Plan

(e) Any outstanding awards granted under the Prologis, Inc. 2012 Long-Term Incentive Plan (or any successor thereto) (the “LTIP”) (including any such awards granted under the LTIP that have been deferred under the Deferred Compensation Plan) and any outstanding awards granted under any Prior Plan shall vest and shall become exercisable or payable in accordance with their terms; provided, however, that to the extent that, by the terms of such awards or the LTIP or the applicable Prior Plan, such awards would vest and become exercisable based on the occurrence of the Executive’s termination of employment, definitions used in this Agreement shall be applied to determine vesting and exercisability if use of definitions would be more advantageous the Executive than the definitions under the LTIP or Prior Plan, as applicable.

(f) For a period not to exceed twelve (12) months after the Date of Termination, the Company shall (or shall cause one of its affiliates to) provide the Executive with standard outplacement services by any one qualified outplacement agency selected by the Company and its affiliates.

Except as may be otherwise specifically provided in an amendment of this Section 5.3 adopted in accordance with Section 8.17 hereof, the Executive’s rights under this Section 5.3 shall be in lieu of any benefits with respect to a termination of employment following a Change in Control that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company or any subsidiary or affiliate or any other, similar arrangement of the Company or any subsidiary or affiliate providing benefits upon involuntary termination of employment. Notwithstanding the foregoing provisions of this Section 5.3 or any other provision of the Agreement to the contrary, with respect to any amounts that are subject to Section 409A of the Code, this Section 5.3 shall be interpreted and administered in accordance with Section 409A of the Code and shall not result in an offset or substitution of any amount in violation of Section 409A of the Code.

5.4 Termination Obligations. The Executive hereby acknowledges and agrees that all Personal Property and equipment furnished to or prepared by the Executive in the course of or incident to his employment, belongs to the Company or any of its affiliates and shall be promptly returned to the Company and its affiliates upon termination of the Executive’s employment. “Personal Property” includes, without limitation, all electronic devices of the Company or any of its affiliates used by the Executive, including, without limitation, personal computers, facsimile machines, cellular telephones, PDAs, pagers and tape recorders and all books, manuals, records, reports, notes, contracts, lists, blueprints, maps and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company and its affiliates. Following termination, the Executive will not retain any written or other tangible material containing any proprietary information of the Company or any of its affiliates.

(a) The Executive’s obligations under this Section 5.4 and Section 6 hereof shall survive termination of the Executive’s employment and the expiration of this Agreement.

(b) Upon termination of the Executive’s employment, the Executive will be deemed to have resigned from all offices and directorships then held with the Company or any affiliate.

5.5 No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by the Executive as the result of employment by another employer.

6. CONFIDENTIALITY, NONCOMPETITION AND NONSOLICITATION COVENANTS

6.1 Confidentiality. In consideration of and in connection with the benefits provided to the Executive under this Agreement, the Executive hereby agrees that the Executive will not, during the Executive’s employment or at any time thereafter directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). The Executive agrees that, upon termination of his employment with the Company and its affiliates, all Confidential Information in his possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and its affiliates and shall not be retained by the Executive or furnished to any third party, in any form except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company and its affiliates copies of any Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company or any of its affiliates by the Executive, or (iii) is lawfully disclosed to the Executive by a third party. As used in this Agreement the term “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his relationship with the Company or any of its affiliates, about the owners, tenants, employees, consultants, vendors, business methods, public relations methods, organization, procedures, property acquisition and development, or finances, including, without limitation, information of or relating to owner or tenant lists of the Company and its affiliates.

6.2 Noncompetition. During the term of the Executive’s employment, the Executive shall not engage in any activities, directly or indirectly, in respect of commercial real estate (except for activities performed in connection with Executive’s duties for the Company or one of its affiliates), and will not make any investment in respect of industrial real estate, other than through ownership of not more than five percent (5%) of the outstanding shares of a public company.

6.3 Nonsolicitation. In consideration of and in connection with the benefits provided to the Executive under this Agreement, during the term of the Executive’s employment and for a period of two (2) years following the Date of Termination, the Executive shall not on his own behalf or on behalf of any other person, firm, company or entity solicit or in any manner induce, influence or encourage (a) any of the Company’s or its affiliates’ employees, agents or independent contractors to end their relationship with the Company or its affiliates, or recruit, hire or otherwise induce any such person to perform services for the Executive, or any other person, firm, company or entity, or (b) any current or prospective client, customer, partner or other person, firm, company or entity that has a business relationship with the Company or any of its affiliates, to terminate or limit in any way their relationship with the Company or any of its affiliates, or interfere in any way with such relationship.

7. TAX LIMITATIONS

7.1 Generally. If any payment or benefit to which the Executive is entitled from the Company, any affiliate, or trusts established by the Company or by any affiliate (the “Payments,” which shall include, without limitation, the vesting of an option or other non-cash benefit or property) constitute a “parachute payment” (as defined in Section 280G of the Code), the Payments shall be either (a) reduced (but not below zero) so that the aggregate present value of the Payments shall be $1.00 less than three times the Executive’s “base amount” (as defined in Section 280G of the Code) (the “Safe Harbor Amount”) and so that no portion of such Payments received by the Executive shall be subject to the excise tax imposed by Section 4999 or the Code; or (b) paid in full, whichever produces the better net after-tax result for the Executive (taking into account any applicable excise tax under Section 4999 and any applicable income taxes).

7.2 Method of Determination Reductions. If a reduction is made in accordance with Section 7.1, such reduction shall be made in the following order.

(a) First, by reducing the amounts of Payments that would not constitute deferred compensation subject to Section 409A of the Code, to the extent necessary to decrease the Payments that would otherwise constitute parachute payments in excess of the Safe Harbor Amount;

(b) Next, if after the reduction to zero of the amounts described in Section 7.2(a), the remaining scheduled parachute payments are greater than the Safe Harbor Amount, then by reducing the cash amounts of Payments that constitute deferred compensation subject to Section 409A of the Code, with the reductions to be applied first to the Payments scheduled for the latest distribution date, and then applied to distributions scheduled for progressively earlier distribution dates, to the extent necessary to decrease the Payments that would otherwise constitute parachute payments in excess of the Safe Harbor Amount; and

(c) Next, if after the reduction to zero of the amounts described in Sections 7.2(a) and (b), the remaining scheduled parachute payments are greater than the Safe Harbor Amount, then, by reducing the non-cash amounts of any of the remaining scheduled Payments that constitute deferred compensation subject to Section 409A of the Code, with the reductions to be applied first to the Payments scheduled for the latest distribution date, and then applied to distributions scheduled for progressively earlier distribution dates, to the extent necessary to decrease the Payments that would otherwise constitute parachute payments in excess of the Safe Harbor Amount.

7.3 Calculations. The determination of whether any Payments would exceed the Safe Harbor Amount and, if applicable, the amount of any reduction required under this Section 7 shall be made, at the expense of the Company and its affiliates, by the independent accounting firm employed by the Company or one of its affiliates immediately prior to the occurrence of any change of control of the Company which will result in the imposition of such tax. Upon request of the Executive, the Company and its affiliates shall provide the Executive with sufficient tax and compensation data to enable the Executive or his tax advisor to independently make the calculations described in this Section 7 and the Company shall (or shall cause one of its affiliates to) reimburse the Executive for reasonable fees and expenses incurred for any such verification. If the Executive gives written notice to the Company (or any of its affiliates) of any objection to the results of the Company’s calculations under this Section 7 within sixty (60) days of the Executive’s receipt of written notice thereof, the dispute shall be referred for determination to tax counsel selected by the independent auditors of the Company (“Tax Counsel”). The Company shall (or shall cause one of its affiliates to) pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the determination by the Company shall be binding on all parties. To the extent the Tax Counsel determines the reductions required under this Section 7 are inapplicable, the Company shall (or shall cause one of its affiliates to) pay the Executive any additional amount determined by Tax Counsel to be due under this Section 7 (together with interest thereon at a rate equal to 120% of the short-term applicable federal rate determined under Section 1274(d) of the Code) within ten (10) days after such determination but in no event later than the date which is 2-1/2 months following the calendar year in which the Change in Control occurs.

7.4 Repayments. If reduced Payments are required to be made to the Executive pursuant to this Section 7 and through error or otherwise those Payments exceed the Safe Harbor Amount, the Executive shall immediately repay such excess to the Company or its applicable affiliate upon notification that an overpayment has been made.

8. GENERAL PROVISIONS

8.1 Successors, Binding Agreement.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.

8.2 Injunctive Relief and Enforcement. The Executive acknowledges that the remedies at law for any breach by him of the provisions of Sections 5.4 or 6 hereof may be inadequate and that, therefore, in the event of breach by the Executive of the terms of Sections 5.4 or 6 hereof, the Company shall be entitled to institute legal proceedings to enforce the specific performance of this Agreement by the Executive and to enjoin the Executive from any further violation of Sections 5.4 or 6 hereof and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law and not otherwise limited by this Agreement.

8.3 No Contract of Employment. The Executive acknowledges that the Executive’s employment with the Company and its affiliates is at will. This Agreement shall not confer upon the Executive any right of continued or future employment by the Company or any of its affiliates or any right to compensation or benefits from the Company or any of its affiliates except the rights specifically stated herein, and shall not limit the right of the Company or any of its affiliates to terminate the Executive’s employment at any time with or without cause.

8.4 Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when addressed as follows and (i) when personally delivered, (ii) when transmitted by telecopy, electronic or digital transmission with receipt confirmed, (iii) one (1) day after delivery to an overnight air courier guaranteeing next day delivery, or (iv) upon receipt if sent by certified or registered mail. In each case notice shall be sent to:

If to the Executive:     [Insert]

If to the Company: Prologis, Inc.

Pier 1, Bay 1

San Francisco, CA 94111

Attention: [General Counsel]

Facsimile: (415) 394-9001

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.5 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In addition, in the event any provision in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, each such agreement shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action.

8.6 Assignment. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit and be binding upon any such successor.

8.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8.8 Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.9 Choice of Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California without giving effect to the principles of conflict of laws thereof.

8.10 Indemnification. To the fullest extent permitted under applicable law, the Company shall indemnify, defend and hold the Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever (collectively, “Damages”) directly or indirectly arising out of or relating to the Executive discharging the Executive’s duties on behalf of the Company and/or its respective subsidiaries and affiliates, so long as the Executive acted in good faith within the course and scope of the Executive’s duties with respect to the matter giving rise to the claim or Damages for which the Executive seeks indemnification.

8.11 LIMITATION ON LIABILITIES. IF EITHER THE EXECUTIVE OR THE COMPANY (OR ANY OF ITS AFFILIATES) IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES AND SHALL EXCLUDE (I) PUNITIVE DAMAGES, AND (II) CONSEQUENTIAL AND/OR INCIDENTAL DAMAGES (E.G., LOST PROFITS AND OTHER INDIRECT OR SPECULATIVE DAMAGES). THE MAXIMUM AMOUNT OF DAMAGES THAT THE EXECUTIVE MAY RECOVER FOR ANY REASON SHALL BE THE AMOUNT EQUAL TO ALL AMOUNTS OWED (BUT NOT YET PAID) TO THE EXECUTIVE PURSUANT TO THIS AGREEMENT THROUGH ITS TERM AND THROUGH ANY APPLICABLE SEVERANCE PERIOD, PLUS INTEREST ON ANY DELAYED PAYMENT AT THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE.

8.12 DISPUTE RESOLUTION. TO ENSURE THE TIMELY AND ECONOMICAL RESOLUTION OF DISPUTES THAT ARISE IN CONNECTION WITH THIS AGREEMENT THE COMPANY AND EXECUTIVE AGREE THAT ANY AND ALL DISPUTES, CLAIMS, OR CAUSES OF ACTION ARISING FROM OR RELATING TO THE ENFORCEMENT,

BREACH, PERFORMANCE OR INTERPRETATION OF THIS AGREEMENT SHALL BE RESOLVED TO THE FULLEST EXTENT PERMITTED BY LAW BY FINAL, BINDING AND CONFIDENTIAL ARBITRATION, BY A SINGLE ARBITRATOR, IN SAN FRANCISCO COUNTY, CALIFORNIA, CONDUCTED BY AMERICAN ARBITRATION ASSOCIATION (“AAA”) UNDER THE APPLICABLE AAA EMPLOYMENT RULES. BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH EXECUTIVE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE THROUGH A TRIAL BY JURY OR JUDGE OR ADMINISTRATIVE PROCEEDING. THE ARBITRATOR SHALL: (A) HAVE THE AUTHORITY TO COMPEL ADEQUATE DISCOVERY FOR THE RESOLUTION OF THE DISPUTE AND TO AWARD SUCH RELIEF AS WOULD OTHERWISE BE PERMITTED BY LAW; AND (B) ISSUE A WRITTEN ARBITRATION DECISION, TO INCLUDE THE ARBITRATOR’S ESSENTIAL FINDINGS AND CONCLUSIONS AND A STATEMENT OF THE AWARD. THE ARBITRATOR SHALL BE AUTHORIZED TO AWARD ANY OR ALL REMEDIES THAT EXECUTIVE OR THE COMPANY WOULD BE ENTITLED TO SEEK IN A COURT OF LAW. THE COMPANY SHALL (OR SHALL CAUSE ONE OF ITS AFFILIATES TO) PAY ALL AAA’S ARBITRATION FEES. NOTHING IN THIS AGREEMENT IS INTENDED TO PREVENT EITHER THE COMPANY OR THE EXECUTIVE FROM OBTAINING INJUNCTIVE RELIEF IN COURT TO PREVENT IRREPARABLE HARM PENDING THE CONCLUSION OF ANY SUCH ARBITRATION.

8.13 Section 409A. This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code and the final Department of Treasury Regulations promulgated thereunder. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to Section 409A of the Code, if such payment or benefit is to be paid on account of the Executive’s separation from service (within the meaning of Section 409A of the Code) and if the Executive is a specified employee (within the meaning of Section 409A(a)(2)(B) of the Code), such payment shall be delayed until the earlier of (a) first day of the seventh month following the Executive’s separation from service (or, if later, the date on which such payment is otherwise to be paid under this Agreement) or (b) the Executive’s death. Whether the Executive has had a termination of employment (or separation from service) shall be determined in accordance with Section 409A and applicable guidance issued thereunder by applying the applicable default provisions. Upon the expiration of the period during which the payment of any termination payments is delayed as set forth in (a) or (b), all payments deferred pursuant to this Section 8.13 shall be paid in a lump sum to the Executive and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code, any installment payment shall be treated as a separate payment.

8.14 Reimbursements and In-Kind Benefits. To the extent that any in-kind benefits or reimbursements provided under this Agreement are taxable to the Executive, then, notwithstanding any other provision of this Agreement to the contrary, they will be paid or provided only if they are provided pursuant to a policy or program of the Company or any of its affiliates which provides an objectively determinable nondiscretionary definition of the expenses eligible for reimbursement or the in-kind benefits to be provided (including the terms of this Agreement). With respect to any such benefits or expenses, the amount of the expenses or benefits that are eligible to be paid or provided during one calendar year may not affect the amount of reimbursements to be paid or provided in any subsequent calendar year, the reimbursement for an expense shall be made no event later than the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of the expenses or the right to the payments or benefits shall not be subject to liquidation or exchange for any other benefit.

8.15 Withholding. Any amounts payable pursuant to this Agreement shall be subject to any federal, state, local, or other income, employment, excise or other taxes that the Company or any of its affiliates is required to withhold pursuant to any law or government regulation or ruling.

8.16 Attorneys’ Fees. Subject to Section 8.12, if any legal action, arbitration or other proceeding, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, including any appeal of such action or proceeding, in addition to any other relief to which that party may be entitled.

8.17 Entire Agreement; Modifications. This Agreement contains the entire agreement and understanding between the Company and the Executive with respect to the matters contained herein and supersedes all other agreements and understandings between the Company (or any of its affiliates) and the Executive with respect to the matters contained herein, including the Prior Agreement. No representations, promises, agreements or understandings, written or oral, not herein contained herein shall be of any force or effect. This Agreement shall not be changed unless in writing and signed by both the Executive and the Company.

8.18 Executive’s Acknowledgment. The Executive acknowledges (a) that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Change in Control and Noncompetition Agreement as of the date and year first written above.

Prologis, Inc.

By:
Name:
Title:

EXECUTIVE

Name:

EXHIBIT A

Executive Officers

Hamid Moghadam

Eugene Reilly

Gary Anderson

Michael Curless

Edward Nekritz

Thomas Olinger